INTELLIGROUP, INC.

Exhibit 10.2

Lease agreement between Intelligroup Asia Pvt. Ltd. and I Labs Hyderabad Technology Center Pvt Ltd.

THIS LEASE DEED (“Deed”) executed at Hyderabad this day of AUGUST 1st, 2005 accordingly records the intentions and understanding of M/s.Ilabs Hyderabad Technology Center (P) Ltd. And M/s Intelligroup Asia Private Limited [hereafter collectively referred to as “the PARTIES”].

M/s. ILABS HYDERABAD TECHNOLOGY CENTER PRIVATE LIMITED., a company incorporated under the Indian Companies Act, 1956, having its registered office at No. 97, Road No. 3, Banjara Hills, Hyderabad 500 034, represented by its General Manager, Mr.C.S. VENUGOPALA RAO, S/o.Mr.C.T. Rao, hereinafter referred to as the “LESSOR” (which terms and expression shall unless repugnant to the context or meaning thereof be deemed to include it successors, heirs, executors, administrators and permitted assigns) OF THE ONE PART.

AND

M/s. INTELLIGROUP ASIA PVT LTD., a company incorporated in India under the Companies Act, 1956, having its registered office at 5-9-22 Manasarovar complex, Secretariat Road, Hyderabad - 500 063, India represented by its Chief Operating Officer, Mr. RANJIT PRITHVIRAJ, S/o C.V. Prithvi Raj hereinafter referred to as the “LESSEE” (which term and expression shall unless repugnant to the context or meaning thereof be deemed to include it successors, heirs, executors, administrators and permitted assigns) OF THE OTHER PART.

WHEREAS the LESSOR declares and confirms that they are the absolute owners of the land having acquired the same by the way of Agreement for sale No. 13584 dated 20-10-2003 annexed hereto as Exhibit I for the establishment of information Technology Park, ilabs Centre as more particularly described in Schedule A hereunder.

WHEREAS the LESSOR has developed the said ilabs Centre to be used as an Information Technology Park for the activities as described in the Application Form.

WHEREAS all the services to the open spaces, common areas, common amenities, specialized and descriptive services provided in the said ilabs Centre shall be controlled, maintained and managed by the LESSOR and/or a Operation & Maintenance Agency appointed by the LESSOR and the LESSEE shall not interfere with the same.

WHEREAS the LESSEE after examination of the building plans, the Unit to be allotted for the lease, the legal rights of the LESSOR and on being satisfied with the facts as stated aforesaid, has applied for the lease allotment of the Unit in ilabs Centre. Based on the LESSEE’s representations in the application form and the bonafide intentions, the LESSOR has decided to allot the Unit on lease basis.

WHEREAS the LESSEE has agreed to take on lease the space in the Block - 1 - 5th Floor - 12,500 sft and Block 2 - 3, 6, 7 floors (14,700 sft * 3 = 44,100) totaling to 56,600 sft. (super built up area), bearing No. 401, as described in Schedule B [hereinafter referred to as the “Demised Premises”].

AND WHEREAS Bharat Overseas Bank & State Bank of India (Industrial Finance branch) have a charge on the Demised Premises;

AND WHEREAS Bharat Overseas Bank & State Bank of India (Industrial Finance branch) have agreed vide their letters dated 03-05-05 and 04-05-05 respectively granted their No-Objection for granting the Demised Premises on lease to LESSEE and entering in to such Deed and also agreed that in the event there is a default in payment of the loan and they have to take possession of the Demised Premises, they shall enter into a Supplemental Agreement with the LESSEE for the residual period of the lease and also confirming the terms and conditions of this Deed.

WHEREAS the LESSOR has accepted to let out the Demised Premises to the LESSEE on the terms, conditions and conveyance set forth hereinafter and as per the Byelaws signed by the LESSEE and enclosed herewith and any amendments thereto executed in writing by both parties, to form an integral part and parcel of this Deed. The LESSEE shall use and occupy the Demised Premises solely for use as represented in the Application for lease and for no other purpose unless the LESSOR shall expressly approve of such use in advance in writing.

NOW THIS DEED WITNESSETH AS FOLLOWS:-

1 - TERM

.1	In consideration of the monthly rent and other terms and conditions agreed upon and hereinafter stipulated, the LESSOR hereby leases the LESSEE hereby accepts from the LESSOR, lease of the Demised Premises for the term of 60 months commencing from 01-08-2005 to 31-07-2010 both days inclusive, subject to any extension as specified under Article I(b).

.2	The lease shall be renewed for two (2) further terms of three (3) years each after the expiration of the term of the lease at the sole option of the LESSEE on the same terms and conditions as herein contained subject to an escalation to be agreed by both the parties at the time of renewal. There shall be no lock in period for the renewed terms. The LESSOR shall not refuse the request of the LESSEE for renewal of lease on expiration of the term and the renewal lease rent offered by LESSOR shall be consistent with the then current market conditions. The lease shall be automatically renewed on the issue of a notice to the LESSOR in writing of the LESSEE’s intention to renew the lease three (3) months prior to the expiry of the current period of lease. On renewal, the PARTIES shall execute a fresh Lease Deed and have it adequately stamped and registered.

.3	There will be a lock-in period for the first sixty (60) months of the lease (“Lock-in Period”) during which time the LESSEE shall not terminate the Deed except in case of a breach of the Deed by the LESSOR, eminent domain or force majeure. The lease is terminable by the LESSEE only after the Lock-in Period with six (6) months prior written notice to the LESSOR. In the event the LESSEE terminates this lease during the lock-in period, for any reason other than breach by LESSOR or force majeure, the LESSEE shall pay and the LESSOR shall have the right to recover the rent from the LESSEE for the balance of the lock-in period, which remains unexpired. The lease shall be terminated at the end of lease period unless renewed in accordance with Article I (b).

.4	The rent shall commence with effect from 01-08-2005.

2 - LEASE RENT

.1	The LESSEE agrees to pay the lease rent at the rate of Rs. 30/-[Rupees Thirty Only] per sq. ft. of Super built up area per month, for the total area of 56,600 Sq. ft. taken on lease amounting to a total lease rent of Rs. 16,98,000/- [Rupees Sixteen Lakhs and Ninety Eight Thousand only] subject to deduction of applicable taxes at source as required by law and the same shall be paid in advance by cheque payable on or before the 7th day of each Gregorian Calendar month. This rental rate would include air-condition and 100% power back up provisions. The rent is inclusive of all taxes, ceases, rate, levies, outgoings, charges, etc. payable by the LESSOR to any association or any other public authority and any other charge except those specifically agreed to be borne by the LESSEE as hereinafter provided. Any future taxes, like service tax and VAT levied by any govt./statutory authority are to the account of LESSEE. All applicable taxes at the time of signing the Deed will be borne by the LESSOR.

.2	The lease rent is subject to escalation of 5% on the last paid rent beginning at every anniversary of this lease agreement.

.3	All rental payments shall be addressed to LESSOR at the address set forth on page one (1) of this Deed, or at such other place as LESSOR may from time to time designate by written notice to LESSEE. The terms and provision of this Paragraph shall survive the expiration or termination of the lease as to all sums accrued and unpaid during the term of the Deed.

.4	The lease rent per sq. ft. for the super built-up area does not include charges viz electricity charges, interest on delayed payment, if any / charges for using facilities in commercial areas, payable and due by the LESSEE from time to time as agreed in writing between the PARTIES (look at clause 4c) or other charges specifically payable by the LESSEE under this Deed.

.5	The LESSEE shall be charged for electricity consumed within the Demised Premises at ongoing state rates which are currently Rs. 5.25 per unit (1 Unit = 1 Kw) on basis of a separate meter fitted in the Demised Premises.

3 - SECURITY DEPOSIT

.1	The LESSEE shall deposit a refundable one time interest-free Security Deposit of Rs.1,52,82,000/- [Rupees One Crore Fifty Two Lakhs and Eighty Two Thousand only] equivalent to nine (9) months rent in the form of a cheque at the time of signing the Deed. On the expiry or sooner determination of the Deed, the LESSOR shall refund the deposit simultaneously on the LESSEE vacating the Demised Premises and handing over the vacant peaceful possession of the Demised Premises. Simultaneous refund is allowed provided there are no damages to the Demised Premises, aside from normal wear and tear and there are no dues to the LESSOR for various services.

.2	The Security Deposit shall be held by the LESSOR for the duration of the lease and shall immediately upon the expiry or sooner termination of the lease as per the terms hereof, and simultaneously with the LESSEE redelivering vacant possession of the said Demised Premises to the LESSOR, be refunded by the LESSOR, to the LESSEE with any unadjusted advance rent and any other amount due to the LESSEE from the LESSOR and after deduction of any accrued and arrears of rent or other charges payable under this Deed.

.3	It is hereby expressly agreed that the LESSOR shall not be entitled to demand physical vacant possession of the Demised Premises, unless the LESSOR expresses its readiness and willingness to simultaneously refund in full in one installment the Security Deposit together with any unadjusted advance rent and any other amount due to the LESSEE from the LESSOR by demand draft.

.4

If the LESSOR fails to refund to the LESSEE the Security Deposit, any unadjusted advance rent and any other amount due to the LESSEE as aforesaid, the LESSEE shall be entitled to remain in occupation and possession of the Demised Premises till such time as the Security Deposit is refunded with interest charges @ 15% per annum. Such staying over by the LESSEE in the Demised Premises shall not constitute a default by the LESSEE under the terms hereof. Notwithstanding the aforesaid, it is expressly recorded and mutually agreed that this clause or anything else to the contrary, does not and shall not be construed or deemed to extend the duration of lease.

4 - OPERATION AND MAINTENANCE SERVICES

.1	LESSOR is under an obligation to maintain common areas and provide certain amenities, facilities and services in discharge of its obligation, more particularly described in the Byelaws (hereinafter collectively called the “Operation and Maintenance Services”) on the terms and conditions hereinafter contained.

.2	LESSOR shall be entitled to engage any person and/or entity under contract from time to time in order to provide services to the LESSEE.

.3	In addition to the lease rent and Security Deposit amounts payable by the LESSEE to the LESSOR as mentioned herein above, the LESSEE shall pay an estimated Operations and Maintenance Fee of Rs. 5/- per sq. ft of super built-up area per month for the total areas of 56,600 sq. ft. taken on lease amounting to Rs. 2,83,000/- [Rupees Two Lakhs and Eighty Three Thousand Only], subject to income tax deduction at source at the applicable rates per month during the tenure of this Lease Term for Maintenance of the building, for services which will include Maintenance of common lobbies, landscaping, A/C MV machines higher side, Electrical higher side, Lifts, Security at gate and main entrance. O & M Charges are subject to increase from time to time in consultation with all tenants of the building. Power consumption charges for the lifts, common area lighting, external lighting and water consumption as per actuals are to be borne proportionately by the LESSEE. Service tax and VAT (if applicable) to be paid by the LESSEE in the future. All applicable taxes at the time of signing the Deed will be borne by the LESSOR.

.4

The operations and maintenance fee shall become payable in advance every month within seven (7) days of each Gregorian calendar month towards proportionate share in the cost of all the development, usage, maintenance, administration and functioning of the ilabs Centre listed in the Byelaws and executed by the parties hereto.

.5	In the event of failure by the LESSEE to make payment of the amounts as per this Deed, then the same will be considered as breach of this Deed and the consequences provided upon such breach shall follow.

5 - OBLIGATIONS OF THE PARTIES

.1	The LESSEE shall regularly pay the rent reserved under this Deed and all the outgoings, and charges stipulated herein, within the time and in the manner, herein provided.

.2	The LESSEE shall use the Demised Premises only for the business purpose and not for any other purposes whatsoever.

.3

The LESSEE shall not make or carry out any additions and/or alterations of a structural nature in or to the Demised Premises without prior permission, in writing, of the LESSOR. The LESSEE shall however be at liberty to, at its own cost, install and remove at the time of handing over vacant charge of the Demised Premises to the LESSOR such office electric and communication appliances including in-house electricity generators, air conditioner, furnitures, fixtures and fittings and to carry out additional wiring, if necessary, and to install machines or equipment for office use and other such conveniences, as are reasonably required by the LESSEE and which will remain the property of the LESSEE and shall be removed by the LESSEE when vacating the Demised Premises on expiration or sooner determination of the lease. The LESSEE shall be permitted to install a Mini antenna on the terrace and/or roof of the Building. The LESSEE shall have the right to install conduit within the riser space of the Building for items including, but not limited to, cabling, wiring, fiber optics, electrical, , generator cabling, etc. The LESSEE confirms that any telecommunication and fiber optic feed requirements that it may have shall be arranged by it at its own cost. The LESSOR shall provide to the LESSEE all necessary assistance for the above. On expiry of the term or earlier termination, the LESSEE has the right to remove all improvements installed by them and shall not be required to restore the Demised Premises to its original condition at the time of handover with reasonable wear and tear. While removing these improvements, if any damages are made to the Demised Premises, these shall be repaired by the LESSEE.

.4	The LESSEE shall not store any hazardous or inflammable articles in the Demised Premises or in any proximity to the Demised Premises which could damage or harm persons or the LESSOR’s property.

.5	The LESSOR, its authorized Agents and employees shall have the right to enter upon the Demised Premises for inspection and carrying out repairs at reasonable working hours in the day with prior written intimation to the LESSEE to enable the LESSEE or its representative to be present so as to afford such entry. A prior intimation of 48 hours shall suffice.

.6	The LESSEE shall have unlimited access to the Demised Premises twenty four (24) hours per day and seven (7) days per week, three hundred and sixty five (365) days a year of operations and support services including electricity, water, power back up, security and lifts.

.7	The LESSOR will provide a Cafeteria as a part of the Support Services.

.8	The LESSEE shall be responsible for the cost of electricity, telecommunication, AC consumption costs, and water consumption charges and other utilities consumed on its Demised Premises and maintenance charges as stated above. Taxes like Service tax and VAT (if applicable) to be paid by the LESSEE in the future. All applicable taxes at the time of signing the Deed will be borne by the LESSOR. In addition, the LESSOR shall be responsible for all present and future municipal taxes, building insurance, etc. with regard to the Demised Premises.

.9	The LESSEE shall be provided with a proportional amount of building directory board space for the identification of their business to the amount of space leased in the building at no additional cost. LESSEE shall have full control over its signage on full floors that LESSEE occupies.

.10	The LESSOR shall undertake at its own cost to carry out any repairs to the Building and equipment installed by the LESSOR in the Building without causing inconvenience to the LESSEE’s quiet enjoyment of the Demised Premises.

.11	The LESSOR agrees that the LESSEE shall have access to the building shafts and dedicated routes within those shafts for running its electrical cables, VSAT cables, telephone lines etc., at no additional cost. The shafts agreed to be provided to the LESSEE shall have dedicated fully enclosed steel trunking accessible at each floor and with appropriate pull boxes throughout route from building supply points to the Demised Premises. The LESSOR shall provide additional rodent/ vermin protection as may be appropriate for eliminating migration between the floors or area compartments.

.12

The LESSOR confirms that it has complied with all the applicable laws in force pertaining to the construction of the Demised Premises and appurtenant land and has procured all licenses and permissions as required from time to time with respect to the Demised Premises. The LESSOR shall not do any act, matter or thing which would or might constitute a breach of any orders, regulations and Byelaws (statutory or otherwise) made by the Government or statutory authorities including the Municipal Corporation of Hyderabad from time to time and in the event the LESSEE incurs any direct loss or actual damage (not being indirect or business loss or damage) by reason of any failure on the part of the LESSOR to procure the necessary approval or to comply with any law for construction of the Demised Premises, the LESSOR shall indemnify and compensate the LESSEE for such loss or damage, as the case may be.

.13	The LESSOR warrants and represents that it has good title and is the absolute owner of the Demised Premises and it has the full right, absolute power and authority to deal with the property and to grant a lease, upon receiving a written consent from Bharat Overseas Bank State Bank of India (Industrial Finance branch) in respect of the Demised Premises upon such terms as it deems fit. The LESSOR also warrants and represents that the Demised Premises is free from all legal encumbrances whatsoever and the LESSOR has not entered into any similar agreement or arrangement with any person/persons for providing use and occupation of the Demised Premises to which the LESSEE is entitled to under this Deed. In the event there being any defect or deficiency or inadequacy in the LESSOR’s right to execute this Deed, the LESSOR undertakes to indemnify the LESSEE against all consequences arising there from including damage, losses, costs or any other claims/ actions, or proceedings by others in respect of quiet and peaceful use, occupation and possession of the Demised Premises.

.14	The LESSEE shall have the first right of refusal for Block 3 - Floors 6, 7, 8 and Block 4 - Floors - 6, 7, 8 with a total square foot area of 88,200 sq. ft on the (“the premises”) on the same terms and conditions of this Deed. However, the LESSOR, upon receiving a formal offer from a third party shall give a written notice to the LESSEE (attaching the formal offer letter from the third party) to acquire the premises. The LESSEE shall within twenty (20) days of receipt of the written notice from the LESSOR, state their intentions to acquire the premises on the same terms and conditions of this Deed. The LESSEE shall complete the formalities and execute the Lease Agreement within another twenty (20) days after stating their intention to acquire the premises, failing which the LESSOR shall offer the premises to the third party. The first right of refusal shall be valid till the 15th of November, 2005.

.15

The Demised Premises will be offered ready for fit out on execution of this Deed as per mutually agreeable specifications which is included as Schedule C and called “Landlord’s Base Building Specifications” per the specifications discussed.

6 - INTEREST

In the event of the LESSEE failing to make payments, on or before the 7th day of each Gregorian calendar month, the LESSOR will issue a ten (10) days notice up to 17th of the respective month and thereafter the payment due shall be payable with 15% interest per annum for any delay beyond the 18th day of the calendar month. In case the payment and the interest due is not made before the 17th, the LESSOR shall be entitled to cease to provide all the services set out in the Byelaws. LESSOR shall also be entitled to claim the dues with interest in addition to the right to disconnect all the amenities, facilities and services. LESSOR agrees to pay LESSEE the interest @ 15% per annum on the Security Deposit for the delay in refunding the Security Deposit beyond the time span mentioned in Article III.

7 - PARKING CHARGES

.1

LESSOR has allotted as per the request of the LESSEE car parking facility within the ilabs Centre 30 Reserved Covered Car Parking Spaces at Rs. 2,000/- per car space, subject to income tax deduction at source at the applicable rate, depending on the LESSEE’s requirements and subject to a maximum escalation of 5% per year.

In addition to the above, set out below are the Parking Charges for additional parking spaces:

Reserved Covered Car Parking @ Rs.2,000 per month

Reserved Open Car Parking @ Rs.1,000 per month

Reserved Covered 2 wheeler Parking @ Rs.300/- per month

Reserved Open 2 Wheeler Parking @ Rs.150/- per month.

.2	The LESSEE shall be deemed the privilege of using the parking facility in the event of non-payment of parking fees, if any. In addition to the car parking facility, there is ample two wheeler parking facility, on “first-come-first-served” basis, the LESSOR undertakes to maintain the said parking areas in a usable condition.

8 - OTHER CHARGES

The LESSEE will pay all sums that are due and payable as usage charges directly related to its leased premises at actual cost for consumption of electricity for use of air-conditioning, lighting, computers, etc., no actual basis to the LESSOR or designated agencies and/or the service providers directly as intimated by LESSOR.

9 - FURNITURE AND FIXTURES

.1	With the exception of items of personal property to trade fixtures, improvements & installations which are removable by the LESSEE, all the property of the LESSEE and LESSOR embedded to earth, improvements and installations made therein shall become part of the Demised Premises on termination and/or expiration of this lease.

.2	All the LESSEE’s personal property and trade fixtures such as Air conditioners, Diesel Generators, UPS Fire protection systems, Access Control, interior fit outs, electrical installations, etc., if any installed by LESSEE on the Demised Premises with the prior permission of the LESSOR shall remain the property of LESSEE. It shall be removable at the expiration or earlier termination of this lease, or any renewal or extension thereof, provided further that in the event of such removal, having repaired the damage caused by such removal. The LESSEE shall promptly restore the Demised Premises in good order and condition excepting only ordinary wear and tear.

10 - BYE-LAWS

.1	This lease grants LESSEE a leasehold estate in the Demised Premises for the lease term specified together with a license granting LESSEE for such lease term, the rights to use the common area, common amenities, facilities and services of the ilabs Centre provided to the LESSEE and LESSEE’s contractors, permittees, invitees, licensees, employees and agents shall exercise such license in accordance with the provision of the Byelaws.

.2	The LESSEE will abide by and keep any rules or Byelaws and any modifications made thereto executed by the parties and if any question shall arise as to the existence of any such rules or Byelaws or the meaning construction or breach of this covenant or any such rules or Byelaws the same shall be referred to the LESSOR whose decision shall be final and binding on the LESSEE.

.3	The LESSEE’s tenancy and right to use and occupy the Demised Premises shall be in accordance with in all respect to the provisions of the Byelaws of the ilabs Centre and to such other rules and regulations of ilabs Centre as the LESSOR may from time to time promulgate regarding management of ilabs Centre and use of common facilities and executed by the parties.

.4	In case the LESSOR wish to amend the Byelaws and other rules and regulations as indicated herein, LESSOR will give a ten (10) days written notice to all the Allottees for their consent. The Notice shall be served with acknowledgement due. In case no communication is received from the Allottees within ten (10) days of receipt of the notice, the amendment shall be deemed to be accepted. The amendment will come into force on acceptance/deemed acceptance by the Allottees. The right to propose and amend the Byelaws with the consent of the Allottees will solely remain with LESSOR.

.5	Words used in this Deed will have the same meaning assigned to them in the Byelaws (“the said Byelaws”) unless the context thereof requires to the contrary.

 11 - INSURANCE

.1	LESSOR shall at all times during the term and any extension thereto shall keep in force, a comprehensive public liability and property damage insurance cover with insurance companies for ilabs Centre which would include the building, facilities and amenities provided therein and furnish a copy of the premium receipt to the LESSEE. Except as otherwise specifically provided herein, all insurance policies shall be written in the name of and for the benefit of the LESSOR as the interests so appear and shall not be invalidated by any act or neglect of LESSOR and/or the LESSEE. However, the LESSOR shall not be under any liability to compensate and/or incur any liability on behalf of the LESSEE for its properties and employees in the Demised Premises. It shall be the sole responsibility and liability of the LESSEE to keep in force a comprehensive insurance cover for its properties and employees, including comprehensive public liability & furnish a copy of the premium receipt to the LESSOR.

.2	Anything in this lease to the contrary notwithstanding, LESSOR and LESSEE each hereby waives any and all rights of recovery, claim, action or cause of action against the officers, directors, shareholders, partners, joint ventures, employees, agents, customers, invitees, or business visitors of each other for any loss or damage arising from any cause covered by any insurance required to be earned by each of them pursuant to this lease or any other insurance actually carried by each of them.

12 - DEFAULT

.1	Each of the following shall constitute an Event of Default:

	.1	Failure to pay any rental, Security Deposit and operation and maintenance fee in advance within the seventh (7) days of every month they are due or failure to pay any third party payments for service and/or utilities under this Deed when they are due; or

	.2	If LESSEE shall be adjudicated insolvent within the meaning of insolvency in either bankruptcy or equity proceedings, or if any involuntary petition in bankruptcy is filed against LESSEE which is not dismissed within one hundred and twenty (120) days or actual proceedings whichever earlier; or

	.3	Failure to perform or observe any other agreement, covenant or condition on LESSEE’s part to be performed after notice of default from LESSOR if such default could cause the LESSOR to be subject to prosecution for violation of any law, rule or regulation would cause a default.

.2	Under this Deed, Byelaws, or the agreements, etc., applicable to the Demised Premises.

	.1	Upon the occurrence of any event of default which is not cured within the notice period of thirty (30) days stipulated herein below, on terminating this lease, LESSOR may reenter and take possession of the Demised Premises upon simultaneous refund of the Security Deposit as herein provided and the provisions of this paragraph shall operate as a notice to quit. If necessary, LESSOR may proceed to recover possession of the Demised Premises by such proceedings, including re-entry and possession, as may be applicable. If LESSOR terminates this lease, everything contained in this lease on the part of LESSOR to be done and performed shall cease except the obligation to refund the Security Deposit as herein provided, subject, however, to the right of LESSOR to recover from LESSEE accrued arrears of lease rent, Security Deposits, operation and maintenance Fee and other sums payable under this Deed accrued up to the time of termination and recovery of possession by LESSOR.

	.2	All rights or remedies of LESSOR set forth herein are in addition to all other rights and remedies available to LESSOR at law. All rights and remedies available to LESSOR hereunder or at law are expressly declared to be cumulative. The exercise by LESSOR of any such right or remedy shall not prevent the concurrent or subsequent exercise of any such right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by LESSEE hereunder or of any of LESSOR’s rights or remedies in connection therewith. LESSOR shall not be deemed to have waived any default by LESSEE hereunder unless such waiver is set forth in a written instrument signed by LESSOR. If the LESSOR waives in writing any default by LESSEE, such waiver shall not be construed as a waiver of any covenant, condition, or agreement set forth in this lease except as to the specific circumstances described in such written waiver.

	.3	No custom or practice, which may develop between the parties in the administration of the terms of this lease, shall be construed to waive or lessen LESSOR’s right to insist upon strict performance of the terms of this lease.

	.4	To display a “For Rent” sign at any time, after notice from either party of intention to terminate this lease, prospective lessees authorized by the LESSOR may inspect the Demised Premise at reasonable hours at any time provided that advance written appointment is given by the LESSEE.

	.5	The provisions of this Article XII shall survive the expiration or termination of this Deed.

13 - TERMINATION

Without Prejudice to any other provision of this Deed, the termination of the Deed will occur in the following events:

.1	In the event of either party committing breach of their respective obligations contained in the Deed, the aggrieved party shall give to the defaulting party a written notice of at least thirty (30) days to remedy the breach and in the event of the defaulting party failing to remedy the breach with in the aforesaid notice period then in such event the aggrieved party shall be entitled to terminate the Deed.

.2	Subject to the Lock-in Period, the Deed is terminable by the LESSEE by giving four (4) months prior written notice.

.3	The LESSOR shall not have a right to terminate the Deed except in case of the above Event of Default by the LESSEE after providing notice as provided hereinabove.

.4	Upon expiration or termination of this lease, or any renewal thereof, by lapse of time or otherwise, the LESSEE agrees peaceably to remove its movable personal property and trade fixtures from the Demised Premises and to surrender the Demised Premises to LESSOR without further notice, in broom-clean condition, subject to ordinary wear and tear upon simultaneous refund of the Security Deposit as herein provided. Should LESSEE continue to hold the Demised Premises after the expiration or earlier termination of this lease and refund of the Security Deposit, such holding over, unless otherwise agreed to by LESSOR in writing, shall constitute and be construed as a tenancy at will at monthly installments of rent equal to one hundred fifty percent (150%) of the monthly portion of Rent in effect as of the date of expiration or earlier termination, and subject to all of the other terms, taxes, levies, charges and expense, which would mean and include Security Deposit and operation and maintenance fee set forth herein, except any right to renew this lease.

14 - NOTICES

Any demand for payment or notice required to be made or given by the parties to this lease shall be sufficiently made or given if sent by that party to the other by Registered Post Acknowledgement Due at the address mentioned herein below:

FOR THE LESSOR:

Ilabs Hyderabad Technology Centre (P) Ltd.
No. 97, Road No. 3, Banjara Hills,
Hyderabad - 500 034.

FOR THE LESSEE:

INTELLIGROUP ASIA PVT LTD
5-9-22, MANASAROV AR COMPLEX
SECRETARIATE ROAD,
HYDERABAD - 500 063, INDIA.

15 - ENTIRE AGREEMENT

It is mutually acknowledged and understood that this Deed together with the Schedule-A, B & C, Exhibit-I and the Byelaws the amendment and/or modification, if any, all of which are hereby incorporated herein by reference, constitutes the Entire Agreement of the parties with respect to the Demised Premises and would supercede all oral and written understanding and agreement with respect thereto and shall govern the validity, interpretation, performance and enforcement of this Deed.

16 - RELATIONSHIP OF PARTIES

Neither this lease nor any part thereof is to be constructed as creating a joint enterprise, a partnership or any other relationship except that of LESSOR and LESSEE.

17 - ASSIGNMENT, SUBLETTING AND PARTITION

.1

The LESSEE is not permitted to assign, let, sub-let, grant leave and license or part with possession of the Demised Premises or any part thereof in any manner except to a sister concern/group company/qualified sub-lessees of LESSEE engaged in IT/ITES business with prior written permission of the LESSOR, which shall not be unreasonably withheld, conditioned or delayed. To maintain the homogeneity and efficiency of the ilabs Centre the LESSEE undertakes not to subdivide and/or partition the allotted Unit in any manner.

.2

LESSOR shall be entitled to transfer mortgage or dispose of its interest in the said Demised Premises in any manner, provided that the same does not affect or prejudice the rights created in favour of the LESSEE. The LESSEE acknowledges that it shall not be entitled to object to the same provided that the same does not affect or prejudice the rights created in favour of the LESSEE.

18 - QUIET ENJOYMENT

The LESSEE upon paying the rent and all other sums, as provided in this lease, and observing all covenants, warranties, agreements and conditions of this lease, shall have quiet and peaceful enjoyment of the Demised Premises during the term of this lease or any renewal thereof without any hindrance or any disturbance by the LESSOR and/or any one claiming under or through the LESSOR.

19 - HEADINGS

The headings of the paragraphs in this Deed, are for convenience only, and shall not limit the scope or content of this lease nor shall it be considered in any construction or interpretation of this Deed.

20 - SEVERABILITY

It is agreed that if any of the provision of this Deed are declared null and void and are of no force and effect for any reason, such determination shall not affect the other provisions of this Deed which shall remain in full force and effect.

21 - FORCE MAJEURE

.1	Destruction or Damage.

.1

In the event, the Demised Premises or a portion of the same necessary for the LESSEE’s use and enjoyment of the Demised Premises are damaged by fire, earthquake, act of God, the elements or other casualty, the LESSEE shall have the option to terminate and cancel the lease hereby granted forthwith or require the LESSOR to restore the Demised Premises. If the LESSEE chooses to require the LESSOR to restore the Demised Premises, the LESSOR shall forthwith repair the same, subject to the provisions of this Article. If the LESSEE elects not to terminate the Deed, this Deed shall remain in full force and effect except an abatement of rental and other charge shall be allowed to the LESSEE till the Demised Premises are restored to its original condition prior to the damage.

.2

If the LESSEE elects to require the LESSOR to restore the Demised Premises, as soon as is reasonably possible following the occurrence of any damage, but not more than seven (7) days thereafter, LESSOR shall notify LESSEE of the estimated time required for the repair or restoration of the Demised Premise or the portion of the Building necessary for LESSEE’s occupancy. If the estimated time is in excess of the requirement of the LESSEE, the LESSEE may elect, to terminate this lease effective on the date of such damage or destruction.

.3

In the event LESSOR commences repair or restoration in accordance with this Article and such repair or restoration is not fully completed within 90 days after such damage, LESSEE may elect, to terminate this lease effective on the date of such damage or destruction.

.2	Eminent Domain.

If all or any part of the Demised Premises shall be taken as a result of the exercise of the power of eminent domain, LESSEE shall have the right to terminate this lease with immediate effect. If LESSEE does not elect to terminate this lease, LESSOR will restore, rebuild and replace the balance of the Demised Premises (including, without limitation, the installation of demising walls and heating, ventilating and air-conditioning systems) so that the balance of the Demised Premises are as usable by LESSEE for LESSEE’s purposes as they were before such taking. In the event of a partial taking of the Demised Premises which does not result in a termination this lease, the monthly rental thereafter to be paid shall be equitably reduced on a square footage basis and will be abated until the balance of the Demised Premise are restored, rebuilt and replaced according to this Article. For sake of clarity, LESSOR’s obligation to restore Demised Premises should include the repair or replacement of all electrical wiring, fixtures, components and systems as well as all telecommunications and data wiring and components.

22 - ARBITRATION

.1

Any dispute or difference between the parties with regard to this Deed and all connected and related matters whatsoever shall be discussed and settled amicably. In the event of any failure to resolve the disputes or differences amicably within thirty (30) days, all such disputes or differences whatsoever, shall be referred to Arbitration. The Arbitration proceedings shall be conducted in English and in accordance with the provisions of the Indian Arbitration and Conciliation Act 1996 or any statutory modification or enactment thereof. The venue of Arbitration shall be Hyderabad.

.2

The parties have agreed that the Sole Arbitrator will be appointed mutually by both the parties. If the parties fail to mutually decide the Sole Arbitrator within fifteen (15) days of the date of arising of the dispute, each party shall appoint one arbitrator and the two arbitrators will appoint a third arbitrator to form a panel for the arbitration proceedings within Forty Five (45) days of the date of arising of the dispute. The Arbitration proceedings will be on a fast track. Any of the parties going for arbitration will submit its claim petition and documents to the Arbitrator within one week of the reference being made to the Arbitrator, with a copy to the Opposite Party. The Opposite Party will submit its Counter and its documents to the Arbitrator after serving a copy to the party opting for arbitration, within one week thereafter. The parties can file their further replies or documents within one week thereafter. Immediately after the 3rd week, the Sole Arbitrator/panel of arbitrators will endeavour to commence the hearing on the 22nd day and will endeavour to go on with the hearing of the case from day to day without any adjournment, as far as possible. The Sole Arbitrator/panel of arbitrators will also endeavour to give his award as early as possible.

.3

The Arbitrator proceedings will be completed as far as possible within forty (40) days from the date of reference. The decision of the Arbitrator/panel of arbitrators will be final and binding on the parties.

23 - JURISDICTION

Without affecting the validity of Arbitration clause hereinabove, all connected and related matters shall, in all respects, be subject to the exclusive jurisdiction of Hyderabad.

24 - LITIGATION EXPENSES

In the event any party is required to resort to arbitration and/or litigation to enforce its rights herein under, the parties agree that any judgement awarded to the successful party shall include all litigation expenses including reasonable Attorney fees and court costs.

SCHEDULE A

All the pieces and parcel of the land and Building situated at Survey No.64 (p) Madhapur, Serilingampally Mandal, Rangareddy District comprised in ilabs Centre measuring a total extent of 5 Acres, and situate within the Sub-registration District of Moosapet and Registration District of Rangareddy bounded on the North by Road, East by Road, South by open land of Raidurg village boundary and West by LESSOR’s property.

SCHEDULE B

DEMISED PREMISES

The office area situated on the Block-1 - 5th Floor - 12,500 sft. and Block-2 - 5, 6, 7 floors (14,700 sft * 3 = 44,100 sft.) totaling to 56,600 sft. (super built up area)), as shown in the exhibit annexed hereto as part and parcel of this Deed.

SCHEDULE C

BASE BUILDING SPECIFICATIONS

1.	Air conditioning chillers and piping up to the AHU including AHU up to the Demised Premises.

2.	Electrical transformer and HT panels, energy meters and cabling up to the demised premises.

3.	Toilets including fixtures like Wash Basins, WC etc.

4.	Lifts.

5.	Common Areas - tiling and lighting.

6.	Fire Fighting wet riser up to the tapping point in the respective floors.

7.	External landscaping and lighting.

8.	1.0-1.1 KVA for every 100 sf. Ft.

IN WITNESS WHEREOF, the LESSOR and the LESSEE hereto have caused this Deed to be executed on the date first above written by their duly authorized representatives pursuant to a Resolution passed at their respective Board Meeting, a certified true copy of which is enclosed herein for reference.

SIGNED, SEALED AND DELIVERED by the within named LESSOR,

M/s.ILABS HYDERABAD TECHNOLOGY CENTER PVT LTD
through its GENERAL MANAGER, Mr. C.S. VENUGOPALA RAO,
in the presence of:

WITNESSES:

1.

2.

SIGNED, SEALED AND DELIVERED by the within named LESSEE,

M/s. INTELLIGROUP ASIA PVT LTD through its Chief Operating Officer,
Mr. RANJIT PRITHVIRAJ in the presence of:

WITNESSES:

1.

2.